Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Preclinical Data Demonstrating

Effectiveness of Interleukin-9 Antibody Therapy

—Clinical Trials Expected to Begin Later in 2003—

Plymouth Meeting, PA, May 19, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) and its collaborators at MedImmune, Inc. (NASDAQ: MEDI) today presented preclinical data demonstrating the potential beneficial effect of using an anti-interleukin-9 (IL-9) antibody to prevent or treat asthma. The data, generated from a study involving mice with allergic asthma, were presented at the annual meeting of the American Thoracic Society, held in Seattle, Washington.

Data from the study showed significant improvement in all measures of lung allergic inflammatory response by the specific blockade of IL-9, demonstrating a broad functional role for IL-9 in their pathogenesis. The results suggest that systemic administration of an IL-9 blocking antibody may provide significant clinical benefit in preventing or treating asthma.

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera, commented, “Our first genomics-based program was the development of a blocking antibody to IL-9 to treat the root cause of asthma. We believe there is substantial potential for development of an IL-9 antibody based on the extensive biological validation of IL-9 as the unique genomic target for asthma. Genaera is pleased to support the ongoing IL-9 development efforts as MedImmune initiates clinical studies with an anti-IL-9 antibody in the second half of 2003.”

“The IL-9 antibody development program is progressing nicely toward the clinic,” said James F. Young, PhD, MedImmune’s President, Research and Development. “We plan to leverage our substantial experience in successfully developing monoclonal antibodies and vaccines for both immune system disorders and respiratory ailments to develop an anti-IL-9 antibody with the potential to prevent or treat asthma.”

IL-9 is implicated in the pathogenesis of asthma and may contribute to other respiratory disorders including chronic obstructive pulmonary disease (COPD) and cystic fibrosis. Biopsies from asthmatic patients have shown an increase in expression of IL-9 as compared to healthy individuals. Published findings, highlighting the central role of IL-9 in asthma, demonstrate its contribution to certain clinical features including bronchial hyper-responsiveness, mucin production and eosinophil up-regulation in animal models and in patients. Genaera believes that either the systemic or topical delivery of an anti-IL-9 product to the lung will block the interaction of IL-9 with its receptor. In turn, the response in the lung that mediates these clinical features may be reduced or eliminated, providing a novel approach to prophylaxis or treatment for asthma.

In April 2001, Genaera entered into a License and Collaborative agreement with MedImmune to co-develop an IL-9 product for asthma. This alliance provided Genaera with a significant upfront payment and $2.5 million in guaranteed research and development support through April 2003. In addition, this agreement provides Genaera up to $55 million in milestone payments and future royalties. MedImmune will conduct all development, manufacturing, marketing and sales for any product MedImmune is currently conducting preclinical studies with selected antibody candidates and anticipates beginning Phase 1 human clinical testing in the second half of 2003.

According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, there are over 65 million patients suffering from diseases that may be IL-9 mediated, including 17 million asthmatics, 35 million respiratory allergy sufferers, 13 million sufferers of chronic bronchitis, and 2.4 million patients afflicted with COPD, a disease which claims the lives of over 107,000 Americans annually. Currently, there is no cure for many respiratory distress diseases, including asthma. Many of these diseases currently are treated with anti-inflammatory drugs, antibiotics, oral beta antagonists, or bronchodilators for acute use.

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets three products, Synagis® (palivizumab), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,600 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company’s website at www.medimmune.com.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.